Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-258885, 333-222128, 333-225727, 333-232227, 333-74062 and 333-281395) on Form S-8 and the registration statement (No. 333-290801) on Form S-3 of our report dated March 12, 2026, with respect to the consolidated financial statements of Team, Inc..
/s/ KPMG LLP
Houston, Texas
March 12, 2026